Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated January 31, 2003 (except Note 6, as to which the date is March 21, 2003, Note 12, as to which the date is May 12, 2003, and Note 10, as to which the date is June 26, 2003), in the Registration Statement on Form S-1 (filed concurrently herewith pursuant to Rule 462(b)) and related Prospectus of Molina Healthcare, Inc. for the registration of 492,857 shares of its common stock.

/S/    ERNST & YOUNG LLP

Los Angeles, California

July 1, 2003